EXHIBIT INDEX
Exhibit 99.1

Press Release
For Immediate Release
Contacts: Courtney Guertin, public relations specialist
401-457-9501 (w); 401-368-6655 (c)
courtney.guertin@lintv.com
Bart W. Catalane, Chief Financial Officer
401-457-9510 (w)
bart.catalane@lintv.com
LIN TV Corp. Announces Fourth Quarter and
Full Year 2006 Operating Results
Reports Record 2006 Political Revenues
PROVIDENCE, RI, February 28, 2007 — LIN TV Corp. (NYSE: TVL) today reported strong financial results for the fourth quarter and year ended December 31, 2006, which now reflect the classification of our operations in Puerto Rico as discontinued operations for all periods presented.
Net revenues from for the three months ended December 31, 2006 increased 40% to $129.1 million compared to $92.0 million for the same period in 2005. The major portion of this increase was related to gross political advertising revenues which were a record $35.7 million for the fourth quarter of 2006 compared to $2.7 million for the same period in 2005.
Operating income for the three months ended December 31, 2006 was $36.1 million compared to the operating loss of $(15.8) million for the same period in 2005. Net income for the three months ended December 31, 2006 was $10.3 million compared to a net loss of $(29.7) million for the same prior year period. Diluted earnings per share for the fourth quarter ended December 31, 2006 were $0.21 compared to a diluted loss per share of $(0.58) for the same period in 2005. The record level of political advertising revenue achieved by our stations, most of which are ranked #1 in local news, was the key factor driving the strong earnings growth in the fourth quarter of 2006.
“We were very pleased with the performance of our stations throughout 2006 and particularly in the fourth quarter, said Vincent L. Sadusky, Chief Executive Officer and President of LIN TV Corp. “The significant amount of political revenue growth we realized is a strong testimony to the importance of our local news leadership. We believe we have the right teams and business plans in place to be very competitive in today’s digital marketplace.”

Fourth Quarter 2006 Operating Results Summary

	Three Months Ended
	December 31,		Increase/
	2006	2005	(Decrease)
Net revenues	$129,113	$92,046	$37,067	40%
Total operating expenses	93,029	107,894	(14,865)	-14%

Operating income	36,084	(15,848)	51,932	328%
Income (loss) from continuing operations	4,875	(32,653)	37,528	115%
Income from discontinued operations, net of taxes	5,448	2,951	2,497	85%

Net income (loss)	10,323	$(29,702)	$40,025	135%

Diluted earnings (loss) per share	$0.21	$(0.58)	$0.79	136%

Operating income and net income for the fourth quarter ended December 31, 2006 compared to the same period in 2005 were favorably impacted by the substantial increase in political revenues, partially offset by a $4.7 million restructuring charge. In addition, fourth quarter 2005 included a $33.4 million non-cash impairment of goodwill.
Our fourth quarter 2006 operating results include completed and pending acquisitions made in 2005 and 2006. On a pro forma basis, as if these acquisitions had occurred at January 1, 2005, net revenues increased by $22.6 million or 21% and operating income increased by $49.2 million in the fourth quarter of 2006 versus the comparable period in 2005.
Full Year 2006 Operating Results
Net revenues for the year ended December 31, 2006 increased 33% to $426.1 million compared to $321.1 million for the same period in 2005. The major portion of this increase was related to gross political advertising revenues which were a record $58.1 million for 2006 compared to $4.8 million for 2005.
Operating loss for the year ended December 31, 2006 was $(247.4) million compared to operating income of $26.8 million for 2005. Net loss for the year ended December 31, 2006 was $(234.5) million compared to a net loss of $(26.1) million for the prior year. Diluted loss per share for the year ended December 31, 2006 was $(4.78) compared to diluted loss per share of $(0.51) for 2005.
Operating loss and net loss for the year ended December 31, 2006 were unfavorably impacted by a $333.6 million non-cash impairment of goodwill and broadcast licenses, $5.6 million of severance costs, excluding stock-based compensation, relating to the retirement of our former CEO, an increase of $5.3 million in non-cash stock-based compensation and a $4.7 million restructuring charge, partially offset by the substantial increase in 2006 political revenues.
Our 2006 operating results include completed and pending acquisitions made in 2005 and 2006. On a pro forma basis, as if these acquisitions had occurred at January 1, 2005, net revenues increased by $43.7 million or 11% and operating loss increased by $283.0 million in 2006 versus 2005.
Please see the unaudited condensed consolidated statements of operations and unaudited supplemental financial data for the year ended December 31, 2006 contained in this press release for further information regarding the Company’s 2006 operating results.
Operating Highlights
•	Our local advertising revenues, excluding political advertising revenues, increased by 14% for the fourth quarter of 2006 primarily due to 2005 and 2006 acquisitions. On a pro forma basis, as if these acquisitions had occurred at January 1, 2005, local advertising revenues decreased by 3% for the fourth quarter of 2006 versus the same period last year. Local advertising revenues represented 48% of total advertising revenues for the fourth quarter of 2006.

•	Our national advertising revenues, excluding political advertising revenues, increased by 7% for the fourth quarter of 2006 primarily due to 2005 and 2006 acquisitions. On a pro forma basis, as if these acquisitions had occurred at January 1, 2005, our national advertising revenues decreased by 7% for the fourth quarter of 2006 versus the same period last year. National advertising revenues represented 27% of total advertising revenues for the fourth quarter of 2006.

•	Our political advertising revenues were $35.7 million for the fourth quarter of 2006 of which $29.9 million were national and $5.8 million were local. Political advertising revenues represented 25% of total advertising revenues for the fourth quarter of 2006.

•	The results of the November 2006 ratings period once again demonstrated the strength of our local station brands and news programs. We achieved the #1 ranking in Monday through Friday late news household audience in 69% of our markets.

•	Our digital revenues, which include internet-only and retransmission consent fees, were $2.1 million for the fourth quarter of 2006, representing an increase of 57% versus the fourth quarter of 2005. We currently have 30 websites for our local TV stations and these sites cumulatively achieve over 4 million unique visitors and 30 million page views per month.

•	The Company reached an agreement with Verizon on January 3, 2007 for the retransmission of its analog and HDTV signals for 29 stations in 17 markets through Verizon’s FiOS service, providing subscription television and on-demand programming via Verizon’s all-digital, fiber-optic network.
Restructuring Charge
Reflecting the Company’s ongoing efforts to increase our operating efficiency and productivity, and create cost savings, a portion of which will be reinvested in new digital initiatives, the Company recorded a restructuring charge in fourth quarter 2006 in the amount of $4.7 million, of which $4.5 million was recorded as accrued expense at December 31, 2006. The charge primarily reflects the cost of severance, losses on certain operating contracts and excess lease costs for office space that has been vacated. We expect that $4.5 million of these costs will be paid in cash during 2007.
Acquisition of KASA-TV and Disposition of Puerto Rico Operations
We completed the purchase of KASA-TV on February 22, 2007. We have also received FCC approval of the sale of our Puerto Rico operations and anticipate closing that transaction in the latter part of March 2007. The Company anticipates paying-down and reducing its term loans under its credit facility by $70 million in 2007 using the proceeds from the sale of the Puerto Rico operations, net of the KASA-TV acquisition. Lastly, the Company has approximately $298 million of Federal net operating loss (NOL) tax carry-forwards at December 31, 2006 and anticipates that approximately $66 million will be utilized in connection with the gain on the sale of our Puerto Rico operations.
Key Balance Sheet and Cash Flow Items
Total debt outstanding on December 31, 2006 was $946.8 million, and cash and cash equivalent balances at December 31, 2006 were $6.1 million. Reflecting the strong revenues, earnings and cash flow growth for the fourth quarter of 2006, the Company reduced its revolving credit facility to zero at December 31, 2006. As a result, our consolidated leverage as defined in our senior credit facility was approximately 6.0x as of December 31, 2006 compared to 6.7x at September 30, 2006 and 7.1x at December 31, 2005. In addition, on a pro forma basis, reflecting the net $70 million reduction of term loans anticipated in connection with the sale of our Puerto Rico operations, net of the KASA-TV acquisition, as if they both occurred at December 31, 2006, our consolidated leverage would be approximately 5.8x.
Other components of cash flow for the fourth quarter of 2006 were capital expenditures of $13.5 million, program payments of $7.3 million and cash taxes of $0.1 million. As a result, capital expenditures were $22.5 million, program payments were $26.5 million and cash taxes were $0.3 million for the twelve months ended December 31, 2006.
Business Outlook
First Quarter 2007
Based on current sales order pacings for first quarter 2007, we expect that first quarter net revenues will be flat compared to net revenues of $90.5 million for the first quarter of 2006. However, excluding political advertising revenues from both the first quarter of 2007 and 2006, we expect that net revenues will actually reflect an increase in the range of 1% to 2%. In sum, demand for local advertising and the success of our stations’ new business development efforts are expected to offset softer demand for national advertising.

2007 Year
Based on historical trends and recent economic and industry information, we currently anticipate that that local TV advertising, excluding political advertising, for the markets we presently operate in will grow in the range of 2% to 4% for the 2007 year. We also currently anticipate that national TV advertising, excluding political advertising, for the markets we presently operate in will decline in the range of -3% to -5% for the 2007 year. We currently anticipate that our station market shares of the revenues described above will continue to be maintained at the levels we have historically achieved in prior years. We also currently anticipate that total political advertising for the markets we presently operate in, reflecting the normal cycle of odd-numbered years lacking significant national political spending, will be in the range of $11 to $13 million for the 2007 year and that we will achieve our consistent historical station market share of these revenues.
In addition, we currently anticipate that our digital revenues, which include internet-only advertising and retransmission consent fees, will be in the range of $12 to $14 million for the 2007 year, but these revenues are highly dependent on the timing of certain contracts being completed throughout 2007 and the annual amount is more likely to be achieved in the third and fourth quarters rather than the first and second quarters of 2007.
As a result, our revenues, expenses and cash flow items for the 2007 year are currently anticipated to be in the following ranges:

Net advertising revenues	$363 to $373 million
Net digital revenues	$12 to $14 million
Network compensation	$3 to $4 million
Other revenue	$3 to $4 million
Barter revenue	$9 to $10 million
Total net revenues	$390 to $405 million

Direct operating and SG&A expenses(1)	$233 to $237 million
Amortization of program rights	$24 to $26 million
Cash payments for programming	$26 to $28 million
Corporate expense(2)	$21 to $23 million
Depreciation and amortization	$33 to $35 million
Capital expenditures	$23 to $25 million
Cash interest expense and principal amortization	$61 to $63 million
Cash taxes	$1 to $2 million
Effective tax rate	36.0% to 44.0%

Distributions from equity investments	$4 to $5 million

(1)	Direct operating and SG&A expenses include approximately $2 to $3 million of non-cash stock-based compensation expense.

(2)	Corporate expense includes approximately $3 to $4 million of non-cash stock-based compensation expense.
We advise that all of the information and factors described above are subject to risk (see the “Forward Looking Statements” heading below) and could therefore individually or collectively cause actual results to differ materially from those projected above.

Conference Call
We will hold a conference call to discuss our fourth quarter 2006 results today, Wednesday, February 28, 2007, at 8:30 AM Eastern Time. To participate in the call, please call 800-231-9012 (U.S. callers) or 719-457-2617 (international callers) at least 10 minutes prior to the scheduled start of the call and reference 7378418. The call can also be accessed via the Company’s website at www.lintv.com (listen only).
If you are unable to participate in the live call, a taped replay will be available from 11:30 am ET today through midnight (Eastern Time) on Tuesday, March 7, 2007. The replay can be accessed by dialing 888-203-1112 (U.S. callers) or 719 457-0820 (international callers), and using reference code 7378418.
Access to Non-GAAP Performance Measures
The Company reports and discusses its operating results using financial measures consistent with generally accepted accounting principles (GAAP) and believes this should be the primary basis for evaluating our performance. Non-GAAP measures such as Broadcast Cash Flow (BCF), Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Free Cash Flow (FCF) should not be viewed as alternatives or substitutes for GAAP reporting. However, BCF, Adjusted EBITDA and FCF are common supplemental measures of performance used by investors, lenders, rating agencies and financial analysts. As a result, these non-GAAP measures can provide certain additional insight about the market value of our stations and Company; our ability to fund acquisitions, investments and working capital needs; our ability to service debt; our performance versus other peer companies in our industry; and other operating performance trends for our business. As a result, we make available reconciliations of our operating income (loss), a GAAP reporting measure, to BCF, Adjusted EBITDA and FCF on our Company’s website. Interested parties should go to http://www.lintv.com and then click on Investors, then click on Financial Reports, then click on Quarterly and Other Reports and then click on “GAAP to Non-GAAP Reconciliation.”
About LIN TV
LIN TV Corp. (NYSE: TVL) delivers quality television, digital media and online news operations through 31 owned and operated television stations in 18 cities located primarily in the top 100 markets, servicing 9.25% of U.S. television households.
LIN TV has and continues to identify and implement innovative business strategies, including being an early adopter of digital television in order to provide superior viewing quality to our customers. Financial information and overviews of our stations are available at www.lintv.com.
Forward-Looking Statements
The information discussed in this press release, particularly the section with the heading Business Outlook include forward-looking statements regarding future operating results within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We have based these forward-looking statements on our current assumptions, knowledge, estimates and projections about factors that could affect our future operations. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that our assumptions and expectations will prove to have been correct. Statements in this press release that are forward-looking include, but are not limited to, statements regarding first quarter 2007 and 2007 full year station time sales order pacings; local, national and political advertising growth; digital, network compensation, barter and other revenue growth; direct operating, SG&A, barter, amortization of program rights and corporate expense growth; and cash programming, capital expenditures, cash interest expense and principal amortization and cash tax payments. These forward-looking statements are subject to various risks, uncertainties and assumptions which may cause these expectations and assumptions not to occur or to differ materially from those outcomes projected in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the potential deterioration of national and/or local economies; global or local events that could disrupt TV broadcasting; softening of the domestic advertising market; further consolidation of national and local advertisers; risks associated with acquisitions including integration of acquired businesses; changes in TV viewing patterns, ratings and commercial viewing measurement; the execution and timing of retransmission consent agreements relating to digital revenues; increases in syndicated programming costs; changes in television network affiliation agreements; changes in government regulation; competition; seasonality and other risks discussed in our Annual report on Form 10-K and our other filings made with the Securities and Exchange Commission (which are available on our website, www.lintv.com, in the Investors section, or at http://www.sec.gov), which discussions are incorporated in this release by reference. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required to by applicable law.
— tables follow —

LIN TV CORP.
Unaudited Condensed Consolidated Statements of Operations
(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Net revenues	$129,113	$92,046	$426,100	$321,149
Operating costs and expenses:
Direct operating	30,718	25,094	114,420	90,868
Selling, general and administrative	33,919	25,271	124,704	92,229
Amortization of program rights	6,637	8,016	25,682	25,384
Corporate	7,426	6,536	32,253	21,253
Restructuring charge	4,746	—	4,746	—
Impairment of broadcast licenses and goodwill	—	33,421	333,553	33,421
Depreciation and amortization of intangible assets	9,583	9,556	38,115	31,179

Total operating costs	93,029	107,894	673,473	294,334

Operating income (loss)	36,084	(15,848)	(247,373)	26,815

Other expense (income):
Interest expense, net	18,067	14,181	70,464	47,041
Share of income in equity investments	(2,003)	(424)	(3,708)	(2,543)
Minority interest in loss of Banks Broadcasting, Inc.	(175)	(69)	(4,527)	(451)
Gain on derivative instruments	(231)	(1,236)	(1,185)	(4,691)
Loss on extinguishment of debt	—	983	—	14,395
Other, net	160	(227)	4,813	(15)

Total other expense, net	15,818	13,208	65,857	53,736

Income (loss) from continuing operations before provision for (benefit from) income taxes	20,266	(29,056)	(313,230)	(26,921)

Provision for (benefit from) income taxes	15,391	3,597	(74,891)	6,868

Income (loss) from continuing operations	4,875	(32,653)	(238,339)	(33,789)

Income from discontinued operations net of provision for income taxes of $1.1 million and $4.3 million for the three months ended December 31, 2006 and 2005, respectively and $0.6 million and $7.9 million for the years ended December 31, 2006 and 2005, respectively	5,448	2,951	3,839	7,648

Net income (loss)	$10,323	$(29,702)	$(234,500)	$(26,141)

Basic income (loss) per common share:
Income(loss) from continuing operations	$0.10	$(0.64)	$(4.86)	$(0.67)
Income from discontinued operations, net of tax	0.11	0.06	0.08	0.15
Net income (loss)	0.21	(0.58)	(4.78)	(0.51)
Weighted-average number of common shares outstanding used in calculating basic income (loss) per common share	48,968	51,212	49,029	50,765

Diluted income (loss) per common share:
Income(loss) from continuing operations	$0.10	$(0.64)	$(4.86)	$(0.67)
Income from discontinued operations, net of tax	0.11	0.06	0.08	0.15
Net income (loss)	0.21	(0.58)	(4.78)	(0.51)
Weighted-average number of common shares outstanding used in calculating diluted income (loss) per common share	49,125	51,212	49,029	50,765

LIN TV Corp.
Unaudited Supplemental Financial Data
(in thousands)

	At December 31,
	2006	2005
Supplemental Financial Data:
Debt outstanding	$946,798	$981,714
Cash and cash equivalents	6,085	5,507

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Capital expenditures	$13,513	$8,426	$22,455	$15,578
Program rights payments	7,333	6,385	26,525	24,922
Distributions from equity investments	1,019	1,489	4,891	4,953
Cash taxes (refunds), net	60	(591)	262	(115)
Stock-based compensation:
Direct operating expense	188	201	1,053	201
Selling, general and administrative	342	421	1,793	746
Corporate	1,384	1,244	6,144	2,791

Total	$1,914	$1,866	$8,990	$3,738

Interest Expense Components:
Credit Facility	$5,142	$2,444	$21,386	$9,424
$375,000 6 1/2% Senior Subordinated Notes	6,026	5,959	24,375	23,491
$190,000, 6 1/2% Senior Subordinated Notes — Class B	3,053	3,053	12,351	3,121
$125,000, 2.50% Exchangeable Senior Subordinated
Debentures	790	790	3,159	3,177
$0, 8% Senior Notes	—	—	—	1,356
Other interest (income) expense, net	887	(162)	528	(279)

Interest expense before amortization of discount and	15,898	12,084	61,800	40,290
deferred financing fees
Amortization of discount and deferred financing fees	2,169	2,097	8,664	6,751

Total interest expense, net	$18,067	$14,181	$70,464	$47,041

The following sets forth pro forma information as if the acquisition of television stations had occurred on January 1, 2005:
Net revenues	$129,113	$106,531	$435,913	$392,226
Operating income (loss)	36,084	(13,122)	(246,683)	36,277
Income (loss) from continuing operations	5,779	(32,489)	(239,070)	(34,820)
Basic income (loss) per common share:
Income (loss) from continuing operations	$0.12	$(0.63)	$(4.88)	$(0.69)
Weighted-average number of common shares outstanding used in calculating basic income (loss) per common share	48,968	51,212	49,029	50,765
Diluted income (loss) per common share:
Income (loss) from continuing operations	$0.12	$(0.63)	$(4.88)	$(0.69)
Weighted-average number of common shares outstanding used in calculating diluted income (loss) per common share	49,125	51,212	49,029	50,765
Supplemental pro forma information:
Depreciation and amortization of intangible assets	$9,584	$12,298	$41,673	$42,750
Amortization of program rights	6,637	9,545	27,011	33,996
Payments of program rights	7,333	7,720	27,853	32,871

LIN TV CORP.
Unaudited Condensed Consolidated Statements of Operations
(in thousands)

	2006
	1Q	2Q	3Q	4Q	Year
Net revenues	$90,540	$102,709	$103,738	$129,113	$426,100
Operating costs and expenses:
Direct operating	28,004	27,316	28,382	30,718	114,420
Selling, general and administrative	29,514	30,071	31,200	33,919	124,704
Amortization of program rights	6,401	6,359	6,285	6,637	25,682
Corporate	5,773	12,807	6,247	7,426	32,253
Restructuring charge	—	—	—	4,746	4,746
Impairment of broadcast licenses and goodwill	—	333,553	—	—	333,553
Depreciation and amortization of intangible assets	10,574	9,012	8,946	9,583	38,115

Total operating costs	80,266	419,118	81,060	93,029	673,473

Operating income (loss)	10,274	(316,409)	22,678	36,084	(247,373)

Other expense (income):
Interest expense, net	16,748	17,380	18,269	18,067	70,464
Share of income in equity investments	(1,580)	571	(696)	(2,003)	(3,708)
Minority interest in loss of Banks Broadcasting, Inc.	(239)	(3,952)	(161)	(175)	(4,527)
Gain on derivative instruments	(1,046)	1,538	(1,446)	(231)	(1,185)
Other, net	(199)	5,130	(278)	160	4,813

Total other expense, net	13,684	20,667	15,688	15,818	65,857

(Loss) income from continuing operations before (benefit from) provision for income taxes	(3,410)	(337,076)	6,990	20,266	(313,230)

(Benefit from) provision for income taxes	(1,724)	(92,207)	3,649	15,391	(74,891)

(Loss) Income from continuing operations	(1,686)	(244,869)	3,341	4,875	(238,339)

(Loss) income from discontinued operations, net of tax	(2,633)	512	512	5,448	3,839

Net (loss) income	$(4,319)	$(244,357)	$3,853	$10,323	$(234,500)

Basic (loss) income per common share:

(Loss) income from continuing operations	$(0.03)	$(4.88)	$0.07	$0.10	$(4.86)
Loss (income) from discontinued operations, net of tax	(0.05)	0.01	0.01	0.11	0.08
Net (loss) income	(0.09)	(4.87)	0.08	0.21	(4.78)
Weighted-average number of common shares outstanding used in calculating basic (loss) income per common share	50,787	50,217	48,944	48,968	49,029

Diluted (loss) income per common share:

(Loss) income from continuing operations	$(0.03)	$(4.88)	$0.07	$0.10	$(4.86)
Loss (income) from discontinued operations,net of tax	(0.05)	0.01	0.01	0.11	0.08
Net (loss) income	(0.09)	(4.87)	0.08	0.21	(4.78)
Weighted-average number of common shares outstanding used in calculating diluted (loss) income per common share	50,787	50,217	48,999	49,125	49,029

LIN TV CORP.
Unaudited Condensed Consolidated Statements of Operations
(in thousands)

	2005
	1Q	2Q	3Q	4Q	Year
Net revenues	$69,011	$84,254	$75,838	$92,046	$321,149
Operating costs and expenses:
Direct operating	21,156	22,150	22,468	25,094	90,868
Selling, general and administrative	21,499	23,165	22,294	25,271	92,229
Amortization of program rights	5,315	5,931	6,122	8,016	25,384
Corporate	5,255	5,099	4,363	6,536	21,253
Impairment of broadcast licenses and goodwill	—	—	—	33,421	33,421
Depreciation and amortization of intangible assets	7,307	7,957	6,359	9,556	31,179

Total operating costs	60,532	64,302	61,606	107,894	294,334

Operating income (loss)	8,479	19,952	14,232	(15,848)	26,815

Other expense (income):
Interest expense, net	10,910	10,835	11,115	14,181	47,041
Share of income in equity investments	(246)	(1,463)	(410)	(424)	(2,543)
Minority interest in loss of Banks Broadcasting, Inc.	(212)	(74)	(96)	(69)	(451)
Gain on derivative instruments	501	(2,096)	(1,860)	(1,236)	(4,691)
Loss on extinguishment of debt	12,309	21	1,082	983	14,395
Other, net	389	(258)	81	(227)	(15)

Total other expense, net	23,651	6,965	9,912	13,208	53,736

(Loss) income from continuing operations before (benefit from) provision for income taxes	(15,172)	12,987	4,320	(29,056)	(26,921)

(Benefit from) provision for income taxes	(4,393)	4,926	2,738	3,597	6,868

(Loss) income from continuing operations	(10,779)	8,061	1,582	(32,653)	(33,789)

Income from discontinued operations, net of tax	459	2,034	2,204	2,951	7,648

Net (loss) income	$(10,320)	$10,095	$3,786	$(29,702)	$(26,141)

Basic (loss) income per common share:

(Loss) income from continuing operations	$(0.21)	$0.16	$0.03	$(0.64)	$(0.67)
Income from discontinued operations, net of tax	0.01	0.04	0.04	0.06	0.15
Net (loss) income	(0.20)	0.20	0.07	(0.58)	(0.51)
Weighted-average number of common shares outstanding used in calculating basic (loss) income per common share	50,512	50,633	50,702	51,212	50,765

Diluted (loss) income per common share:

(Loss) income from continuing operations	$(0.21)	$0.15	$0.03	$(0.64)	$(0.67)
Income from discontinued operations, net of tax	0.01	0.04	0.04	0.06	0.15
Net (loss) income	(0.20)	0.19	0.07	(0.58)	(0.51)
Weighted-average number of common shares outstanding used in calculating diluted (loss) income per common share	50,512	54,236	50,801	51,212	50,765
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